Exhibit 99.1

CONTACTS:	Investors	Media
	Robin Washington	Amy Flood
	(650) 522-5688	(650) 522-5643

Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD SCIENCES ANNOUNCES FIRST QUARTER 2011 FINANCIAL RESULTS

- Product Sales of $1.86 Billion, Up 4 Percent over First Quarter 2010 -

- Antiviral Product Sales of $1.63 Billion, Up 2 Percent over First Quarter 2010 -

- Reiterates Full Year 2011 Guidance -

Foster City, CA, April 20, 2011 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the quarter ended March 31, 2011. Total revenues for the first quarter of 2011 were $1.93 billion, down 8 percent compared to total revenues of $2.09 billion for the first quarter of 2010. Net income for the first quarter of 2011 was $651.1 million, or $0.80 per diluted share, compared to net income for the first quarter of 2010 of $854.9 million, or $0.92 per diluted share. Non-GAAP net income for the first quarter of 2011, which excludes after-tax acquisition-related, restructuring and stock-based compensation expenses, was $702.8 million, or $0.87 per diluted share, compared to non-GAAP net income for the first quarter of 2010 of $914.8 million, or $0.99 per diluted share. Total revenues, GAAP and non-GAAP net income and diluted earnings per share decreased for the first quarter of 2011 due primarily to a $235.2 million or 95 percent decrease in Tamiflu® (oseltamivir phosphate) royalties resulting from a decline in pandemic planning initiatives worldwide.

Product Sales

Product sales increased 4 percent to $1.86 billion for the first quarter of 2011, compared to $1.79 billion in the first quarter of 2010, inclusive of the net price reductions taken in the United States due to healthcare reform and due to austerity measures in certain countries of Europe.

Antiviral Franchise

Antiviral product sales increased 2 percent to $1.63 billion in the first quarter of 2011, up from $1.60 billion for the same quarter of 2010, driven primarily by sales volume growth in the United States and Europe. Sequentially, antiviral product sales decreased 4 percent from $1.70 billion for the previous quarter, due primarily to declines in wholesaler inventory within the contractual boundaries set by Gilead’s inventory management agreements and lower levels of purchasing by certain AIDS Drug Assistance Program (ADAP) entities.

•	Atripla

Sales of Atripla® (efavirenz 600 mg/ emtricitabine 200 mg/ tenofovir disoproxil fumarate 300 mg) for the treatment of HIV infection increased 7 percent to $744.5 million for the first quarter of 2011, up from $692.9 million in the first quarter of 2010, driven primarily by sales volume growth in the United States and Europe.

•	Truvada

Sales of Truvada® (emtricitabine 200 mg/tenofovir disoproxil fumarate 300 mg) for the treatment of HIV infection increased 2 percent to $673.1 million for the first quarter of 2011, up from $657.8 million in the first quarter of 2010, driven primarily by sales volume growth in the United States, Europe and Latin America.

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Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA phone 650 574 3000 facsimile 650 578 92644	www.gilead.com

April 20, 2011	Page 2

•	Viread

Sales of Viread® (tenofovir disoproxil fumarate) for the treatment of HIV infection and chronic hepatitis B decreased 7 percent to $168.4 million for the first quarter of 2011, down from $180.7 million in the first quarter of 2010, due primarily to decreased sales volume in Brazil.

Letairis

Sales of Letairis® (ambrisentan) for the treatment of pulmonary arterial hypertension increased 12 percent to $62.2 million for the first quarter of 2011, up from $55.5 million for the first quarter of 2010, driven primarily by sales volume growth.

Ranexa

Sales of Ranexa® (ranolazine) for the treatment of chronic angina increased 33 percent to $68.3 million for the first quarter of 2011, up from $51.2 million for the first quarter of 2010, driven primarily by sales volume growth.

Other Products

Sales of other products were $147.1 million for the first quarter of 2011 compared to $150.0 million for the first quarter of 2010 and included AmBisome® (amphotericin B) liposome for injection for the treatment of severe fungal infections, Hepsera® (adefovir dipivoxil) for the treatment of chronic hepatitis B, Emtriva® (emtricitabine) for the treatment of HIV infection and Cayston® (aztreonam for inhalation solution) for the improvement of respiratory symptoms in cystic fibrosis patients with Pseudomonas aeruginosa (P. aeruginosa). The decrease in other products was due primarily to lower sales volume of Hepsera in the United States and Europe. Sales of Cayston were $19.8 million for the first quarter of 2011, up from $2.9 million in the same quarter of 2010.

Royalty, Contract and Other Revenues

Royalty, contract and other revenues from collaborations were $62.5 million in the first quarter of 2011, down 79 percent from $297.8 million in the first quarter of 2010. This decrease was due to lower Tamiflu royalties from F. Hoffmann-La Roche Ltd of $11.1 million in the first quarter of 2011, compared to Tamiflu royalties of $246.3 million in the first quarter of 2010 as pandemic planning initiatives worldwide have declined.

Research and Development

Research and development (R&D) expenses in the first quarter of 2011 were $254.4 million, compared to $218.7 million for the first quarter of 2010. Non-GAAP R&D expenses for the first quarter of 2011, which exclude acquisition-related, restructuring and stock-based compensation expenses, were $237.5 million, compared to $196.5 million for the first quarter of 2010. The increase in non-GAAP R&D expenses was due primarily to the timing of reimbursements related to Gilead’s collaboration with Tibotec Pharmaceuticals (Tibotec) and higher headcount and expenses associated with acquisitions and ongoing growth of Gilead’s business.

Selling, General and Administrative

Selling, general and administrative (SG&A) expenses in the first quarter of 2011 were $295.6 million, compared to $265.6 million for the first quarter of 2010. Non-GAAP SG&A expenses for the first quarter of 2011, which exclude acquisition-related, restructuring and stock-based compensation expenses, were $263.1 million, compared to $229.1 million for the first quarter of 2010. The increase in non-GAAP SG&A expenses was driven primarily by the impact of the pharmaceutical excise tax resulting from U.S. healthcare reform, bad debt expenses associated with slower collections in southern European countries and higher headcount associated with the ongoing growth of Glead’s business.

Net Foreign Currency Exchange Impact

The net foreign currency exchange impact on first quarter 2011 revenues and pre-tax earnings, which includes revenues and expenses generated from outside the United States, was an unfavorable $3.3 million and $6.6 million, respectively, compared to the first quarter of 2010.

Cash, Cash Equivalents and Marketable Securities

As of March 31, 2011, Gilead had cash, cash equivalents and marketable securities of $6.36 billion compared to $5.32 billion as of December 31, 2010. Gilead generated $820.5 million of operating cash flow for the first three months of 2011.

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April 20, 2011	Page 3

Full Year 2011 Guidance

Gilead reiterates its Full Year 2011 Guidance of:

(in millions except percentages and per share amounts)

Net Product Sales	$ 7,900 – $ 8,100
Non-GAAP Product Gross Margin*	74% – 76%
Non-GAAP Expenses
R&D*	$ 950 – $ 1,000
SG&A*	$ 1,000 – $ 1,050
Effective Tax Rate	25% – 27%

Diluted EPS Impact of Acquisition-Related and Stock-Based Compensation Expenses	$ 0.25 – $ 0.28

* Non-GAAP product gross margin and expenses exclude the impact of acquisition-related and stock-based compensation expenses where applicable.

Corporate Highlights

In February, Gilead entered into an agreement to acquire Calistoga Pharmaceuticals, Inc. (Calistoga) for $375 million in cash plus potential payments of up to $225 million based on the achievement of certain milestones. Calistoga has a portfolio of proprietary compounds that selectively target isoforms of phosphoinositide-3 kinase (PI3K). Calistoga’s lead product candidate, CAL-101, is a first-in-class specific inhibitor of the PI3K delta isoform. The transaction closed on April 1, 2011.

In March, Gilead issued ten-year senior unsecured notes in an aggregate principal amount of $1.00 billion, in an underwritten, registered public offering. The notes will mature on April 1, 2021, and will bear interest at an annual rate of 4.5 percent. This offering followed the completion of the ratings process by Standard & Poor’s and Moody’s. Standard & Poor’s has rated the notes A- and Moody’s has rated the notes Baa1.

Under the company’s $5.00 billion stock repurchase program authorized in May 2010, Gilead has repurchased approximately $3.57 billion in common stock through March 31, 2011. Total purchase activity was $548.5 million in common stock for the first quarter of 2011. In January 2011, Gilead’s Board of Directors authorized an additional three-year, $5.00 billion stock repurchase program which will commence upon the completion of the existing program.

Product and Pipeline Update

Antiviral Franchise

In February, Gilead announced that it had refiled its New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for the single-tablet regimen of Truvada and Tibotec’s investigational non-nucleoside reverse transcriptase inhibitor TMC278 (rilpivirine hydrochloride) for HIV-1 infection in adults. Gilead previously submitted an NDA for the single-tablet regimen of Truvada/TMC278 in 2010. Gilead announced in January that it had received a “refuse to file” notification from the FDA requesting additional information on the analytical methodology and qualification data used to establish acceptable levels of recently identified degradants related to emtricitabine; this information was included in the refiling. Gilead was notified on April 6, 2011, that the FDA has accepted the filing, granting it a “Priority Review” and assigning a Prescription Drug User Fee Act (PDUFA) date of August 10, 2011.

In March, Gilead announced the topline results of the Phase III clinical trial of its investigational antiretroviral agent elvitegravir, a novel oral HIV integrase inhibitor. The primary endpoint of this study was non-inferiority at week 48 of elvitegravir, dosed once daily, compared to raltegravir, dosed twice daily, each administered with a background regimen that includes a ritonavir-boosted protease inhibitor and a second antiretroviral agent in HIV-infected treatment-experienced patients. Responses at 48 weeks of elvitegravir met the statistical criteria of non-inferiority as compared to raltegravir based on the proportion of subjects who achieved and maintained HIV RNA levels (viral load) of less than 50 copies/mL. Discontinuation rates due to adverse events were comparable in both arms of the study.

Cardiovascular Franchise

In March, Gilead announced that the FDA had approved a change to the prescribing information for Letairis for the treatment of pulmonary arterial hypertension (PAH). This change removed language concerning the potential risk of liver injury from the Boxed Warning. In conjunction with this label update, PAH patients receiving Letairis are no longer required to obtain monthly liver function tests before their prescription of Letairis is sent to them. This change will help reduce the administrative burden on patients and the staff at the specialist centers who care for them.

Oncology Franchise

In March, Gilead announced the formation of a multi-year research collaboration with the Yale School of Medicine (Yale), focused on the discovery of novel cancer therapies. The research effort will initially span four years with an option to renew for up to ten years. Gilead will provide $40 million in research support and basic science infrastructure development during the initial four-year period, and will provide a total of up to $100 million over ten years should the collaboration be extended through that timeframe. Gilead will have the first option to license Yale inventions that result from the collaboration.

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April 20, 2011	Page 4

Conference Call

At 5:30 p.m. Eastern Time today, Gilead’s management will host a conference call and a simultaneous webcast to discuss results from its first quarter of 2011 as well as provide a general business update. To access the webcast live via the internet, please connect to the company’s website at www.gilead.com 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. Alternatively, please call 1-877-299-4454 (U.S.) or 1-617-597-5447 (international) and dial the participant passcode 45089365 to access the call.

A replay of the webcast will be archived on the company’s website for one year, and a phone replay will be available approximately two hours following the call through April 25, 2011. To access the phone replay, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 41368400.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Gilead’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Asia Pacific.

Non-GAAP Financial Information

Gilead has presented certain financial information in accordance with GAAP and also on a non-GAAP basis for the first quarter of 2011 and 2010. Management believes this non-GAAP information is useful for investors, taken in conjunction with Gilead’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Gilead’s operating results as reported under U.S. GAAP. A reconciliation between GAAP and non-GAAP financial information is provided in the tables on pages 7 and 10.

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April 20, 2011	Page 5

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: Gilead’s ability to achieve its anticipated full year 2011 financial results, including the possibility that its full year 2011 guidance may be revised at a later date; Gilead’s ability to sustain growth in revenues for its antiviral, cardiovascular and respiratory franchises; unpredictable variability of Tamiflu royalties and the strong relationship between this royalty revenue and global pandemic planning and supply; the availability of funding for state ADAPs and their ability to purchase at levels to support the number of patients that rely on ADAPs; the levels of inventory held by wholesalers and retailers which may cause fluctuations in Gilead’s earnings; Gilead’s ability to submit NDAs for new product candidates in the timelines currently anticipated; Gilead’s ability to receive regulatory approvals in a timely manner or at all, for new and current products, including its fixed-dose combination of Truvada and TMC278 for the treatment of HIV infection; Gilead’s ability to successfully commercialize its products, including the risk that the label change for Letairis will not impact physicians’ decisions to prescribe Letairis over other competing products; Gilead’s ability to successfully develop its respiratory, cardiovascular and oncology franchises; safety and efficacy data from clinical studies may not warrant further development of Gilead’s product candidates, including the clinical studies evaluating elvitegravir for the treatment of HIV; initiating and completing clinical trials may take longer or cost more than expected, including the clinical studies evaluating elvitegravir for the treatment of HIV; the potential for additional austerity measures in European countries that may increase the amount of discount required on Gilead’s products; fluctuations in the foreign exchange rate of the U.S. dollar that may cause an unfavorable foreign currency exchange impact on Gilead’s future revenues and pre-tax earnings; Gilead’s ability to complete the $5.00 billion share repurchase programs due to changes in its stock price, corporate or other market conditions; risks and uncertainties related to Gilead’s ability to successfully advance Calistoga’s pipeline programs; risks that the collaboration with Yale may not advance Gilead’s product pipeline in the area of oncology; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission. In addition, Gilead makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. Gilead bases its estimates on historical experience and on various other market-specific and other relevant assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly from these estimates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. Gilead directs readers to its Annual Report on Form 10-K for the year ended December 31, 2010 and other subsequent disclosure documents filed with the Securities and Exchange Commission and press releases. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

# # #

Truvada, Viread, Hepsera, Emtriva, AmBisome, Letairis, Cayston and Ranexa are

registered trademarks of Gilead Sciences, Inc.

Atripla is a registered trademark of Bristol-Myers Squibb & Gilead Sciences, LLC.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.

For more information on Gilead Sciences, Inc., please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

April 20, 2011	Page 6

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010

Revenues:
Product sales	$1,863,578	$1,788,063
Royalty, contract and other revenues	62,516	297,790

Total revenues	1,926,094	2,085,853

Costs and expenses:
Cost of goods sold	474,111	440,430
Research and development	254,446	218,664
Selling, general and administrative	295,568	265,618

Total costs and expenses	1,024,125	924,712

Income from operations	901,969	1,161,141

Interest and other income, net	13,832	15,645
Interest expense	(41,216)	(16,955)

Income before provision for income taxes	874,585	1,159,831
Provision for income taxes	227,282	307,737

Net income	647,303	852,094
Net loss attributable to noncontrolling interest	3,838	2,807

Net income attributable to Gilead	$651,141	$854,901

Net income per share attributable to Gilead common stockholders - basic	$0.82	$0.95

Net income per share attributable to Gilead common stockholders - diluted	$0.80	$0.92

Shares used in per share calculation - basic	796,115	901,606

Shares used in per share calculation - diluted	811,857	928,368

April 20, 2011	Page 7

GILEAD SCIENCES, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(unaudited)

(in thousands, except percentages and per share amounts)

	Three Months Ended March 31,
	2011	2010
Cost of goods sold reconciliation:
GAAP cost of goods sold	$474,111	$440,430
Acquisition-related amortization of inventory mark-up	-	(4,978)
Acquisition-related amortization of purchased intangibles	(17,407)	(14,984)
Stock-based compensation expenses	(2,644)	(2,853)

Non-GAAP cost of goods sold	$454,060	$417,615

Product gross margin reconciliation:
GAAP product gross margin	74.6%	75.5%
Acquisition-related amortization of inventory mark-up	-	0.3%
Acquisition-related amortization of purchased intangibles	0.9%	0.8%
Stock-based compensation expenses	0.1%	0.2%

Non-GAAP product gross margin (1)	75.7%	76.7%

Research and development expenses reconciliation:
GAAP research and development expenses	$254,446	$218,664
Acquisition-related transaction costs	(446)	-
Restructuring expenses	213	(2,100)
Stock-based compensation expenses	(16,720)	(20,069)

Non-GAAP research and development expenses	$237,493	$196,495

Selling, general and administrative expenses reconciliation:
GAAP selling, general and administrative expenses	$295,568	$265,618
Acquisition-related transaction costs	(378)	-
Restructuring expenses	(2,019)	(12,584)
Stock-based compensation expenses	(30,106)	(23,919)

Non-GAAP selling, general and administrative expenses	$263,065	$229,115

Operating margin reconciliation:
GAAP operating margin	46.8%	55.7%
Acquisition-related transaction costs	0.0%	-
Acquisition-related amortization of inventory mark-up	-	0.2%
Acquisition-related amortization of purchased intangibles	0.9%	0.7%
Restructuring expenses	0.1%	0.7%
Stock-based compensation expenses	2.6%	2.2%

Non-GAAP operating margin (1)	50.4%	59.6%

Net income attributable to Gilead reconciliation:
GAAP net income attributable to Gilead	$651,141	$854,901
Acquisition-related transaction costs	824	-
Acquisition-related amortization of inventory mark-up	-	3,657
Acquisition-related amortization of purchased intangibles	12,883	11,008
Restructuring expenses	1,337	10,788
Stock-based compensation expenses	36,614	34,413

Non-GAAP net income attributable to Gilead	$702,799	$914,767

Diluted earnings per share reconciliation:
GAAP diluted earnings per share	$0.80	$0.92
Acquisition-related transaction costs	0.00	-
Acquisition-related amortization of inventory mark-up	-	0.00
Acquisition-related amortization of purchased intangibles	0.02	0.01
Restructuring expenses	0.00	0.01
Stock-based compensation expenses	0.05	0.04

Non-GAAP diluted earnings per share (1)	$0.87	$0.99

Shares used in per share calculation (diluted) reconciliation:
GAAP shares used in per share calculation (diluted)	811,857	928,368
Share impact of current stock-based compensation guidance	(2,030)	(703)

Non-GAAP shares used in per share calculation (diluted)	809,827	927,665

Non-GAAP adjustment summary:
Cost of goods sold adjustments	$20,051	$22,815
Research and development expenses adjustments	16,953	22,169
Selling, general and administrative expenses adjustments	32,503	36,503

Total non-GAAP adjustments before tax	69,507	81,487
Income tax effect	(17,849)	(21,621)

Total non-GAAP adjustments after tax	$51,658	$59,866

Note:
(1) Amounts may not sum due to rounding

April 20, 2011	Page 8

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2011	December 31, 2010
	(unaudited)	(Note 1)

Cash, cash equivalents and marketable securities	$6,356,298	$5,318,071
Accounts receivable, net	1,801,212	1,621,966
Inventories	1,304,457	1,203,809
Property, plant and equipment, net	703,794	701,235
Intangible assets	1,629,971	1,425,592
Other assets	1,191,622	1,321,957

Total assets	$12,987,354	$11,592,630

Current liabilities	$2,768,765	$2,464,950
Long-term liabilities	4,043,228	3,005,843
Stockholders’ equity (Note 2)	6,175,361	6,121,837

Total liabilities and stockholders’ equity	$12,987,354	$11,592,630

Notes:

(1)	Derived from audited consolidated financial statements at that date.

(2)	As of March 31, 2011, there were 791,470 shares of common stock issued and outstanding.

April 20, 2011	Page 9

GILEAD SCIENCES, INC.

PRODUCT SALES SUMMARY

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2011	2010

Antiviral products:
Atripla – U.S.	$462,767	$455,901
Atripla – Europe	253,057	217,548
Atripla – Other International	28,688	19,423

	744,512	692,872

Truvada – U.S.	320,113	326,817
Truvada – Europe	299,156	297,528
Truvada – Other International	53,842	33,454

	673,111	657,799

Viread – U.S.	72,480	78,007
Viread – Europe	76,012	73,143
Viread – Other International	19,903	29,536

	168,395	180,686

Hepsera – U.S.	13,874	21,565
Hepsera – Europe	21,488	33,375
Hepsera – Other International	2,734	3,184

	38,096	58,124

Emtriva – U.S.	3,902	4,244
Emtriva – Europe	1,685	1,875
Emtriva – Other International	989	1,037

	6,576	7,156

Total Antiviral products – U.S.	873,136	886,534
Total Antiviral products – Europe	651,398	623,469
Total Antiviral products – Other International	106,156	86,634

	1,630,690	1,596,637

AmBisome	78,506	77,049
Letairis	62,174	55,499
Ranexa	68,293	51,243
Other products	23,915	7,635

	232,888	191,426

Total product sales	$1,863,578	$1,788,063

April 20, 2011	Page 10

GILEAD SCIENCES, INC.

FULL YEAR 2011 GUIDANCE RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(unaudited)

(in millions, except percentages and per share amounts)

Projected product gross margin GAAP to non-GAAP reconciliation:	April 20, 2011
GAAP projected product gross margin	73% - 75%
Acquisition-related amortization of purchased intangibles	1% - 1%

Non-GAAP projected product gross margin (1)	74% - 76%

Projected research and development expenses GAAP to non-GAAP reconciliation:
GAAP projected research and development expenses	$1,036 - $1,096
Stock-based compensation expenses	($86 - $96)

Non-GAAP projected research and development expenses	$950 - $1,000

Projected selling, general and administrative expenses GAAP to non-GAAP reconciliation:
GAAP projected selling, general and administrative expenses	$1,101 - $1,162
Stock-based compensation expenses	($101 - $112)

Non-GAAP projected selling, general and administrative expenses	$1,000 - $1,050

Projected diluted EPS impact of acquisition-related and stock-based compensation expenses:
Acquisition-related expenses	$0.06 - $0.06
Stock-based compensation expenses	$0.19 - $0.22

Projected diluted EPS impact of acquisition-related and stock-based compensation expenses	$0.25 - $0.28

Note (1)

Stock-based compensation expenses have a less than one percent impact on non-GAAP projected product gross margin